UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2025
VSE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-03676	54-0649263
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3361 Enterprise Way
Miramar,	Florida	33025
(Address of Principal Executive Offices)		(Zip Code)

(954) 430-6600
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.05 per share	VSEC	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 2, 2025 (the “Closing Date”), VSE Corporation (“VSE” or the “Company”), as the borrower, and its domestic wholly owned subsidiaries, as guarantors (collectively, together with the Company, the “Loan Parties”), entered into a new five-year, senior secured credit agreement, dated as of May 2, 2025 (the “Credit Agreement”), with Citizens Bank, N.A. and certain other banks and financial institutions as lenders (the “Lenders”), and Citizens Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). The Credit Agreement provides for a senior secured term loan facility in an aggregate principal amount of $300.0 million (the “Term Facility”) and a senior secured revolving credit facility in an aggregate principal amount of $400.0 million (the “Revolving Facility” and, together with the Term Facility, the “Senior Facilities”), of which an aggregate amount of $30.0 million will be available through a sub facility in the form of letters of credit. In connection with the Revolving Facility, Citizens Bank, N.A., in its capacity as the swingline lender, will make available to the Company a swingline facility under which the Company may make short-term borrowings (“Swingline Loans”) (on same-day notice) of up to $20.0 million. Any such Swingline Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis (except for the purpose of calculating the amount of the commitment fee (as set forth in the Credit Agreement)).

The Credit Agreement is secured by substantially all of the assets of the Loan Parties and contains a total net leverage ratio covenant and an interest coverage ratio covenant, customary representations and warranties, and other affirmative and negative covenants. The covenants include limitations or restrictions on the incurrence of indebtedness, the occurrence of a change of control of VSE, purchases of VSE's common stock, the payment of dividends on VSE’s equity interests, the making of investments, asset dispositions, and acquisitions. The Credit Agreement defines events of default and acceleration provisions.

The Term Facility will mature on May 2, 2030 and will amortize in quarterly installments with a total of (i) $7.5 million for the first and second year following the Closing Date, (ii) $15.0 million for the third year following the Closing Date and (iii) $22.5 million for the fourth and fifth year following the Closing Date, with the balance of outstanding borrowings payable on the final maturity date (subject to certain exceptions as provided in the Credit Agreement).

Borrowings under the Senior Facilities will accrue interest at either the Term SOFR Rate plus the SOFR Margin or ABR plus the ABR Margin. The Company, at its option may select between one, three or six month Term SOFR Rates.

The applicable SOFR Margin or ABR Margin will be determined based on the Company’s Total Net Leverage Ratio, which shall be subject to adjustment as set forth below.

Total Net Leverage Ratio	Term SOFR Rate (the “SOFR Margin”)	ABR (the “ABR Margin”)
≥ 3.50:1.00	2.25%	1.25%
3.50:1.00 to 3.00:1.00	2.00%	1.00%
3.00:1.00 to 2.25:1.00	1.75%	0.75%
2.25:1.00 to 1.50:1.00	1.50%	0.50%
< 1.50:1.00	1.25%	0.25%

Such rates will initially be, at the Company’s option, the Term SOFR Rate plus 1.75% or ABR plus 0.75%, and interest will be payable quarterly.

The proceeds of the Term Facility were used by the Company on the Closing Date solely to pay fees and expenses incurred in connection with the Senior Facilities, to repay, in full, amounts outstanding under that certain Fourth Amended and Restated Business Loan and Security Agreement, dated as of January 5, 2018, by and among the Company, the co-borrowers party thereto, the lenders party thereto and Citizens Bank, N.A., as administrative agent (as amended, the “2018 Credit Agreement”). Following repayment of all borrowings under the 2018 Credit Agreement, the 2018 Credit Agreement was terminated.

The proceeds of loans under the Revolving Facility will be used by the Company from time to time after the Closing Date for working capital and other general corporate purposes, including, without limitation, permitted acquisitions and capital expenditures.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

Item 2.03 Creation of Direct Financial Obligation.

The information included under Item 1.01 above regarding the Credit Agreement is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On May 1, 2025, the Company issued a press release announcing the acquisition of Turbine Weld Industries, LLC, a specialized Maintenance, Repair, and Overhaul service provider focused on complex engine components for business and general aviation platforms (the “Press Release”). A copy of the Press Release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number

99.1     Press release dated May 1, 2025, entitled “VSE Corporation Acquires Turbine Weld Industries”

99.2     Press release dated May 2, 2025, entitled “VSE Corporation Completes Refinancing of Term Loan A and Revolver”

104     Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VSE CORPORATION
(Registrant)

Date:	May 2, 2025	By:	/s/ Tobi B. Lebowitz
Tobi B. Lebowitz
Chief Legal Officer and Corporate Secretary